Exhibit 99.2
Conference Call Script

ISH Acquisition Conference Call Script (May 12, 2004)

Introduction and Safe Harbor — Derrick

Good afternoon and welcome to Ask Jeeves’ conference call to announce the acquisition of Interactive Search Holdings. Participating on the call today are Steve Berkowitz, CEO, and Steve Sordello, CFO. Today’s remarks will take about 20 minutes.

Before I turn the call over to Steve please note,

Various remarks that we make on this call about our future plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act. Actual results may differ materially from those indicated by these forward-looking statements due to various important factors identified in the Company’s filings with the Securities and Exchange Commission including such things as: the spending environment for advertising sales, dependence on a single third-party paid placement provider and dependence on third parties for content and distribution or advertising delivery. Any guidance provided in this call is based on limited information available to the Company at this time, which is subject to change. Although the guidance provided today may change after today, the Company undertakes no obligation to revise or update these statements.

Unless otherwise indicated, revenues and other metrics on this call are based on continuing operations. We completed the sale of our Jeeves Solutions division on July 1, 2003.

Berkowitz’s Opening

Good Afternoon.

As you know, we closed the Interactive Search Holdings acquisition late last week, and it’s an important step in our growth strategy. We’re now the 7th largest domestic web property according Nielsen NetRatings, and we’re a significant player in the search market. And I believe that we have the potential to become even more important in this space.

To quickly reiterate, we believe, the acquisition of ISH places us in a stronger competitive position for several reasons.

•	First, we’ll have more resources to invest in technology, site experiences and marketing.

•	Second, we will have multiple brands that will offer users different search experiences through search-only websites, search-focused portals and search-centric desktop applications. This will allow us to reach more users through multiple access points.

•	Third, we will benefit from the combination of two companies built on different strengths in search. Ask Jeeves is an expert in the user experience, technology and brand development. ISH has proven strengths in distribution, desktop applications and direct marketing. The synergies of both approaches should reap benefits that neither company could accomplish alone.

The integration is going well and our back office departments and processes are almost integrated. The next phase of integration will happen over the next several quarters, and this will revolve around how to leverage the different strengths of both companies to make something even stronger.

Before I talk about Ask Jeeves going forward, I’m going give detail on ISH, as they were a privately-held company and did not disclose very much information. Their properties include iWon, Excite, My Way, My Web Search, My Search and Max Online.

In 1999, ISH launched its first property, the iWon portal. The focus of the property was to drive traffic through a sweepstakes as opposed to spending large amounts of money in big marketing campaigns. Today, iWon is still giving out $10,000 per day and $1 million each year. Its users are loyal and the ROI for advertisers is good, but there hasn’t been a lot of investment in the site during the past 18 months.

We believe there are opportunities to improve iWon, including updating the site experience, optimizing the advertising units on its page and to market the brand as well as to focus on the iWon search experience to make it a stronger retention tool.

In late 2001, the company bought the Excite US portal assets, with the exception of search. It is important to know that Infospace owns Excite search and that other companies own the International rights. As a result of not owning the search piece of Excite, ISH did not invest resources marketing the site, choosing to invest in other areas. Despite the lack of investment, Excite’s users have been flat to slightly down over the past year. We believe that Excite’s users are very sticky, due to its brand strength and email services.

One of outcome of iWon and Excite was the creation of a portal technology that could be used across multiple sites and to segment the market to meet users needs.

In 2002, this led to the launch of My Way, which is clean and banner free portal based around the search box. This site has been well received by users due its uncluttered page, site speed and its personalization feature called My Page. We believe this feature enhances the user experience and gets under the user intent as it allows the user to create a personalized portal, which is free of banner advertising.

Additionally, My Way serves as part of the functionality for My Web Search platform, which is a desktop search application that includes our Fun Web Products. These products are focused on making the web more interesting or fun for users. ISH builds these products in-house. An example of these would be Smiley Central, Popular Screensavers and Popswatter.

The next part of their business is My Search, which is where ISH’s desktop applications are distributed through third party partnerships. An example of this would be our partnership with Weatherbug. When a user downloads Weatherbug’s desktop application, they also receive one our search toolbars. We split the revenues from this business with our partners. However, we own the search application and the traffic once the download has occurred.

The final part of the business is Max Online, which is an advertising sales network, representing over 1,500 websites, reaching more than 40% of the domestic Internet on a monthly basis. ISH bought MaxOnline in the middle of 2003.

Now turning to Ask Jeeves going forward. We’ll be one company. ISH is going away and its brands will now be part of Ask Jeeves. Our businesses are going fall into three buckets:

•	Destinations

•	Desktop applications

•	Advertising Services

We have a diverse portfolio of destinations, which include: Ask Jeeves, Ask Jeeves for Kids, Excite, iWon, My Search, My Way and My Web Search. Each one of our destination sites is unique and brings a different value to the user. Our focus on our destination sites will about meeting users’ needs. Here are a couple of examples of things we are going to do to meet those needs:

First, Ask Jeeves is a pure search destination that takes search beyond the standard ten blue links, helping users find the information they are looking for easier and quicker. However, we believe that we can make the site experience even better by removing non-targeted advertising, adding more Smart Search features and other user experience improvements.

Second, on the portal side, we believe that we have the opportunity to update and improve the user experiences on iWon and MyWay; and finally

We believe that the registration and email on our portal sites give us the another opportunity to address search personalization and the email system from a different perspective. In addition we will address the individual search experience from broader perspective, looking at how people search on a macro level, which will make the search experience more relevant.

Desktop applications are the second part of our business. It is important to note that our desktop applications are based on a strong business model, that needs user interaction to be successful. What I mean by this is that we make no money unless a user types something into the search box, and in order for that to happen the application needs to be helpful and valuable to the user.

Our desktop applications will fall into two categories:

•	The first category is desktop applications distributed through third party partnerships. An example of this would be our partnership with Weatherbug, which we spoke about earlier.

•	The second part is our proprietary desktop applications. These include the Ask Jeeves’ toolbar and Funwebs products such as Smiley Central. The common thread between all of these applications is that they have search functionality built into them.

The final part our business is advertising services. This unit sells advertising on our proprietary sites and on behalf of our syndications partners. Advertising services includes MaxOnline, Ask Jeeves sales and syndication and The Excite Network sales force.

This business is important as it extends our reach to advertisers, gives us more direct relationships and provides us with a broader portfolio of products. Additionally, we’ll plan to allocate resources to product development in this area, so that we can create ad products that have a strong value proposition to the advertiser.

I will now turn over the call to Steve Sordello to discuss the financials and the metrics behind the combined business.

Financials — Steve Sordello

Thanks Steve.

We’re excited that we have closed the acquisition and about the impact it will have on our financial performance. Before I get into detailed financial information and the combined company’s metrics, I’d like to quickly go over the terms of the deal.

Under the terms of the agreement, we

•	Issued 9.3 million shares, and

•	Paid approximately $144 million in cash, for

•	A total value of about $500 million.

As you may recall, there was a $17.5 million dollar contingency based on operating performance and other factors including total deal valuation. Due to our stock’s price appreciation, we will not have to pay this contingency. Additionally, cash in the transaction was reduced by approximately $6 million due to various deal costs. Post-acquisition, we have approximately $55 million in cash.

Before getting to how the combined company looked in the first quarter, let me give you color on Interactive Search.

•	Revenues for the first quarter 2004 and full-year 2003 were approximately $39 million and $85 million, respectively.

•	Operating margins for the first quarter 2004 and full-year 2003 were approximately 23% and 13%, respectively.

•	Queries in the first quarter were approximately 880 million.

•	Revenue per thousand queries or RPQ was $29 in the first quarter, and

•	Headcount is currently 190.

Interactive Search experienced rapid growth in 2003. Late in 2002, they recognized the importance of search and shifted their focus to search. Throughout 2003, they executed on this strategy, building out products that focused on search. Due to the shift in strategy and the acquisition of MaxOnline, Interactive Search experienced high growth in 2003, however we expect going forward that their growth will be more in line with the industry.

Going forward we will be changing the way we look at the business to better reflect the operations of the combined company. As we mentioned on our last conference call, our investment decisions will be based on what is best for the business as a whole, therefore we’ll be reporting the business on a combined basis only.

We plan to break revenues into two main categories: Search and Media.

The search category will include revenue on our proprietary sites — including:

•	Paid placement advertising and

•	Search-based branded advertising.

The media category includes:

•	Branded and contextual advertising,

•	Sponsorships, and

•	Our Syndication business, which includes both MaxOnline and the Ask Jeeves Syndication Network.

We will not be reporting the breakdowns within Search and Media.

To provide you with an idea of our revenue mix in these new groupings, in the first quarter, had both Interactive Search and Ask Jeeves been combined, Search would have represented 76% and Media would have represented 23% of total revenues.

We also recorded $1.1 million licensing revenues — or 1% of revenues from our Japan joint venture. Total revenues on a combined basis would have been about $78 million in the first quarter.

Our Google partnership would have represented about 68% of our combined business in the first quarter.

Turning to the metrics, we provide more information about our business than is the norm in the industry and we feel this can place us at a competitive disadvantage. Now that we are a bigger company, there is more focus on us and we need to be more careful about the level of information we provide.

For the search business, we plan to report queries and revenue per thousand queries.

To give an idea of the combined business in the first quarter:

•	Proprietary queries would have been 1.7 billion on a combined basis. This represents growth of 21 percent over the fourth quarter.

•	RPQ would have been $35, representing 5% growth compared to the fourth quarter.

At this time I would like to go through some factors for your consideration when assessing our future business and compiling your financial models for Ask Jeeves. Let me remind you of the remarks that Derrick made earlier and that our guidance is on a pro forma basis.

Three weeks ago we provided our outlook for the combined business. We are not changing that outlook — our guidance remains the same.

For the second quarter we are targeting:

•	Revenues of $55 million

•	Pro forma earnings of $13.8 million; and

•	Pro forma earnings per share of $0.21, assuming a diluted share count of approximately 65 million shares

•	On a GAAP basis, earnings per share are projected at $0.15. The difference between our pro forma and GAAP projections is primarily due to the amortization of intangible assets associated with the acquisition.

For the combined company, gross margins are targeted at 75%. This gross margin profile differs from Ask Jeeves on a stand-alone basis, as our business now has a component that involves the distribution of search applications through third parties. As we touched upon on our last call these relationships include a revenue share component that is included in cost of sales.

Operating expenses as a percentage of revenue are targeted as follows:

•	Sales and marketing, 30%,

•	Product development, 9%, and

•	G&A, 12%,

Our business is now projected to have higher sales and marketing costs and lower product development costs as percentage of revenues, as Interactive Search is a business based primarily on direct marketing.

The combined headcount for the company stands at slighty more than 500 employees.

Going forward our investments will continue to focus on what’s best for the company’s growth. This will include further investment in technology and marketing, and towards the optimization of our sites. By this I mean reducing non-targeted ads to maximize user experience and yield. We expect our 2004 annual operating margins to approximate 28% and we believe the appropriate target operating margin profile should be between 20 and 30 percent on a quarterly basis. At this level we feel confident in our ability to invest for future growth, while at the same time providing strong shareholder returns.

I’ll now turn to the full year outlook. We are targeting:

•	Revenues of $255 million,

•	Pro-forma earnings of approximately $66 million,

•	Pro forma earnings per share of $1.00, and

•	GAAP earnings per share are projected to be $0.75 with again the difference primarily related to the non-cash amortization of intangibles.

•	These projections assume a share count of 66 million.

Organically and through acquisition our projections call for revenue and EPS growth of nearly 140 and 150 percent over last year, respectively.

We believe that the acquisition of Interactive Search Holdings makes us a stronger company from a financial perspective. Not only do we believe that it enhances our financial results, the scale from this acquisition will allow us to invest more to make the future even stronger.

I will now turn the call back over to Steve Berkowitz.

Closing — Steve Berkowitz

Thanks Steve.

Almost a year ago, we raised $115 million through a convertible debt offering, as we believed there would be opportunities to grow through acquisition. We believed that we could be even more competitive and enhance our growth potential through scale.

Last September, we fine tuned our strategy and decided as an organization that the best way for us to approach search was from a multi-brand prospective. We believed that the search market would segment and that users would want to access information in different ways. The acquisition of Interactive Search Holdings was the execution of our strategy. We now have multiple brands and experiences that approach information retrieval in different ways.

We also decided that underlying these different search experiences would be a common foundation of great technology. The most of important piece of this foundation is Index Search, which we believe is the glue that holds the web together.

Index Search is the great differentiator in the opportunity for value creation in this space. Only three companies own Index search of any scale and it is not easy to replicate. Our search technology, Teoma, is fundamentally different from the other search technologies. It dynamically breaks the web into a series of communities and determines which web sites are more authoritative in a given subject. We believe this approach makes our search experience more relevant and along with other technology enhancements will help Ask Jeeves continue to take market share.

Additionally, we have other strong technologies that compliment Index Search and strengthen our foundation, including natural language, portal, email, registration and ad serving technology.

Going forward, we’ll be looking at the nuts and bolts of each of our businesses. This will help us further understand the growth potential of each property and how they could be better optimized, which we define as rate times volume. The goal is to increase volume on our sites.

Our growth strategy will focus on increasing our reach to users and advertisers. This will be accomplished in the followings ways:

•	First, continuing to make our technologies even more relevant.

•	Second, improving the user experience and optimizing our sites. As we stated on our first quarter conference call, we believe we a big opportunity to grow user frequency and yields over time by continuing to remove non-targeted advertising on sites. Additionally, we have the opportunity to improve the user experience on our portal properties, which haven’t been focused on in past couple years ; and

•	Finally, we’ll continue to market our sites to users;

We believe we’re great position for growth in this market.

•	We’re a company that will be at yearly run rate of $320 million in the second half of this year. So we’ll have more resources to invest back into the business, while maintaining strong operating margins.

•	We believe we represent an ever growing portion of the monetization in the fast growing 3 billion dollar plus market, and finally

•	We have strong brands, we understand user needs, and we own Index search.

Thanks and we’ll now take questions.